Darren K. DeStefano
(703) 456-8034
ddestefano@cooley.com

December 18, 2009

Micromet, Inc.
6707 Democracy Boulevard, Suite 505
Bethesda, Maryland 20817

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Micromet, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 12,090,441 shares of the Company’s Common Stock, $0.00004 par value, including (i) 12,070,441 shares (the “EIAP Shares”) issuable under the Company’s Amended and Restated 2003 Equity Incentive Award Plan, as amended (the “2003 EIAP”), and (ii) 20,000 shares (the “ESPP Shares”) issuable under to the Company’s Employee Stock Purchase Plan (the “2003 ESPP”, and collectively with the 2003 EIAP, the “Plans”), in addition to shares previously registered.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Certificate of Incorporation and Bylaws, each as amended to date and currently in effect, the Plans, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.  Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the EIAP Shares, when issued and sold in accordance with the 2003 EIAP, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full) and (ii) the ESPP Shares, when issued and sold in accordance with the 2003 ESPP, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish llp

By:	/s/ Darren K. DeStefano
Darren K. DeStefano